U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

Venture Lending & Leasing IV, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00640	20-0372373
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2010 North First Street, Suite 310, San Jose, CA 95131

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (408) 436-8577

 (Former name or former address, if changed since last report)

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events

As of August 31, 2008, Venture Lending & Leasing IV, Inc (the “Fund”) had in place with Société Générale and Rabobank International  a securitization debt facility of $230 million to finance the acquisition of asset-based loans.  As of August 31, 2008, the Fund had borrowed $115.0 million under this facility.    The facility was set to renew on October 14, 2008.  On May 28, 2008, the Fund reached its 4th year anniversary, and as scheduled per its registration statement, stopped making new commitments to borrowers.  Because the Fund pays a fee on the unused portion of the facility and it no longer needs a facility of this size to fund its remaining commitments, it has elected to renew its facility early, decrease its size, and shorten its termination date by four months.

On September 4, 2008, the Fund renewed its debt facility for another 364 days.  The agreement decreases the facility size to $138 million.  The interest rate on this facility will usually be the “Commercial Paper Rate” plus 3.00%, which at August 31, 2008, was approximately 5.7% per year.

As part of this renewal, the Fund is paying a structuring fee of $300,000 to Société Générale, who is assuming the entire facility.  Also, in light of the recent downgrade of Ambac Assurance Corporation to an "Aa3" rating, Société Générale has reduced, from Aa2 to Aa3, the required credit rating for the facility's insurer.  Additionally, as part of this renewal, the program termination date has been modified from May 2009 to January 2009 and the maturity date has been modified to November 2009.  The change of the termination date and maturity date and the increased pricing are not expected to have a material impact on the operations of the Fund.

Item 9.01.  Financial Statements and Exhibits

Exhibit Number

Description

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None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING IV, INC.

(Registrant)

By:

/S/ Ronald W. Swenson

By:

/S/ Martin D. Eng

Ronald W. Swenson

Martin D. Eng

Chief Executive Officer

Chief Financial Officer

Date:

September 8, 2008

Date:

September 8, 2008

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